Exhibit 99.1

On October 21, 2016, The Interpublic Group of Companies, Inc. held a conference call to discuss its results for the third quarter and first nine months of 2016.

CALL PARTICIPANTS

IPG PARTICIPANTS
Michael Roth
Chairman of the Board and Chief Executive Officer

Frank Mergenthaler
Executive Vice President and Chief Financial Officer

Jerry Leshne
Senior Vice President, Investor Relations

ANALYST PARTICIPANTS

Alexia S. Quadrani J.P. Morgan Benjamin Swinburne Morgan Stanley Peter Stabler Wells Fargo Securities Steven Cahall RBC Capital Markets	Omar Sheikh Credit Suisse Brian Wieser Pivotal Research Group Barry Lucas Gabelli & Company Daniel Salmon BMO Capital Markets

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS
Operator:
Good morning, and welcome to the Interpublic Group third quarter 2016 earnings conference call. . . . I would like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations. Sir, you may begin.

Jerry Leshne, Senior Vice President, Investor Relations:
Good morning. Thank you for joining us.
We have posted our earnings release and our slide presentation on our website, interpublic.com. This morning we are joined by Michael Roth and Frank Mergenthaler. We will begin with prepared remarks, to be followed by Q&A. We plan to conclude before market open at 9:30 Eastern.
During this call, we will refer to forward-looking statements about our Company. These are subject to the uncertainties in the cautionary statement that are included in our earnings release and the slide presentation, and further detailed in our 10-Q and other filings with the SEC. We will also refer to certain non-GAAP measures. We believe that these measures provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.
At this point, it is my pleasure to turn things over to Michael Roth.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you, Jerry, and thank you for joining us this morning as we review our results for the third quarter and first nine months of 2016. I’ll start out by covering highlights of our performance. Frank will then provide additional detail. And I’ll conclude with an update on our agencies and the tone of our business, to be followed by our Q&A.
We’re pleased to report another quarter of solid revenue and profit increases. Our third quarter organic revenue growth was 4.3%, on top of a very strong 7.1% in Q3-15. Acquisitions had a positive impact of 40 basis points, while FX was a negative 1.7%. As a result, total revenue growth was 3.0%.
We continued to see positive momentum in the quarter from a broad range of our creative, marketing services and media offerings. Our digital capabilities also continued to be very significant drivers of growth for us.
As you will remember, as of some years ago, we committed to organically building digital talent and expertise within every agency across our organization, so as to effectively migrate to new competencies and serve the evolving needs of marketers. Our results demonstrate that this strategy continues to pay off.
In terms of geography, we grew organically in every world region, with the exception of AsiaPac. Our international organic growth was 8.1%, driven by Continental Europe, the U.K. and

LatAm. U.S. organic growth was 1.8% for the three months, against extremely strong comparables in the quarter for two consecutive years.
Globally, we continued to see growth from nearly every client industry, and were led by the tech & telecom and food & beverage sectors.
Turning to Q3 operating expenses and margin, operating expenses increased 2.5%, compared with reported revenue growth of 3.0%. And as a result, operating margin expanded 50 basis points from last year’s third quarter, to 10.8%, reflecting leverage on our salaries & related expenses.
For the first nine months of the year, organic growth was 4.8%. This was very well balanced, with 4.8% growth in the U.S. and 4.9% internationally. It’s worth noting that the change in pass-through revenues added 90 basis points to our organic growth in the quarter, and added 10 basis points through nine months.
Operating profit year-to-date is up 9%, and operating margin in the same period expanded 40 basis points, reaching a level of 11.7% for the trailing-12-month period, which is the highest level our Company has achieved in well over a decade. Adjusted diluted EPS was $0.64 this year through the third quarter, compared to $0.55 in 2015, an increase of 16%.
Turning to our update on share repurchases, during Q3 we used $81 million to repurchase 3.5 million shares. Year-to-date, we have utilized approximately $193 million, repurchasing 8.5 million common shares.
Since instituting our return-of-capital programs in 2011, we’ve returned $2.9 billion to shareholders in dividends and share repurchases, as well as reduced our dilutive share count by 27%. At the end of the third quarter, we had $265 million remaining on our current authorization.
Overall, our performance continues to underscore the strong competitive position of our agencies, around the world and across the full spectrum of advertising and marketing disciplines. The strength and growth of digital activity is also notable. We continue to manage expenses effectively, in order to deliver on our margin objectives, which has been a key priority for us.
As we head into our always-important fourth quarter, economic and political conditions continue to present macro uncertainties. Nonetheless, the overall tone of business remains solid. We’ve also posted another good year on the new business front, and, while the tailwinds from recent wins were relatively slight this past quarter due to timing, we expect the impact to be more evident in Q4.
We had previously increased our full-year 2016 organic growth target to the high end of the 3 - 4% range that we shared with you coming into the year. In light of the strength of our offerings and our strong organic revenue performance through nine months, we believe it’s appropriate to raise our organic growth target to a range of 4 - 5%.
Given the high levels of profit contribution we have historically seen on our growth in the fourth quarter, we continue to feel that we remain well-positioned to achieve 50 basis points or more of operating margin expansion for the full year ’16.
At this stage, I’ll turn things over to Frank for additional detail on our results and join you after his remarks for an update on our operating units, to be followed by Q&A. Frank?

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Thank you, Michael. Good morning.
As a reminder, I will be referring to the slide presentation that accompanies our webcast.
On slide 2, you’ll see an overview of results, a number of which Michael’s touched upon.

•	Organic revenue growth was 4.3% in the third quarter, and 4.8% for the first nine months.

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Q3 operating profit was $207 million, with operating margin of 10.8%, an increase of 50 basis points from a year ago. For the nine months, operating margin expanded 40 basis points, and operating profit grew 9.0%.

•
Third quarter diluted EPS was $0.32 per share, and was $0.31 adjusted for certain below-the-line items in the quarter. This compares to last year’s diluted EPS of $0.27. For the nine months, adjusted diluted EPS was $0.64 this year, compared with $0.55 in 2015, an increase of 16%. Average fully diluted shares in Q3 decreased by 1.8% from last year due to our share repurchase program.

Turning to slide 3, you’ll see our P&L for the quarter. I’ll cover revenue and operating expenses in detail in the slides that follow. Here, it is worth noting that our adjusted effective tax rate in the quarter was 33%, which compares favorably to our adjusted effective tax rate in Q3-15 of 36%. As you have seen in the past, we have volatility in our tax rate from quarter to quarter. We continue to expect that our full-year 2016 adjusted effective rate will be at the lower end of the 37 - 39% range that we had indicated earlier in the year.
Slide 4 has more detail on our revenue growth.

•	Revenue was $1.92 billion in the quarter, an increase of 3.0%. Compared to Q3-15, the impact of the change in currency exchange rates was negative 1.7%.

•	Our net acquisitions added 40 basis points to revenue.

•	The resulting organic revenue increase was 4.3%.
It’s worth noting the net increase in pass through revenue in the quarter, mainly in our events business in the U.K., benefited organic growth by 90 basis points. For the nine months, our change in pass-through revenue only increased organic growth by 10 basis points.
As you can see on the bottom half of this slide:

•	At our Integrated Agency Networks, the organic increase was 3.0%. This was led by strong growth at McCann, R/GA and Huge. IAN’s organic growth over the first nine months was 4.7%.

•
At our CMG segment of marketing services specialists, organic growth was 9.4%. We again had strong performance at Weber Shandwick, as well as our events business Jack Morton and in sports marketing at Octagon. Organic growth was 5.6% at CMG excluding the impact of higher pass-through revenues. For the nine months, organic growth was 5.3%.

Moving on to slide 5, revenue by region:

•	In the U.S., Q3 organic growth was 1.8%, on top of 7.1% in Q3-15 and 7.9% in 2014. Excluding the impact of lower pass-through revenue, organic revenue growth was 2.0%.

◦	It is worth noting that acquisitions in the U.S. added another 60 basis points in the quarter.

◦	Leading client sectors were food & beverage and tech & telecom, as well as our “Other” sector of diverse clients.

◦	Slower U.S. growth compared to the first half of this year was due to a less-robust tailwind from the timing of account wins and to a particularly strong comp in the healthcare sector.

•
In the U.K., organic growth was 16.4%, and was 4.8% excluding the positive impact from higher pass-through revenues at our events specialist Jack Morton. We had continuing strong performance from McCann, R/GA and Octagon, as well as Jack Morton. U.K. acquisitions add 3.9% to our growth in the quarter. By client sector, we were led by tech & telecom and healthcare. It’s worth noting that our U.K. operators are not citing a specific impact on client spending related to Brexit.

•
Turning to Continental Europe, organic growth was 8.3% in the quarter, a strong result driven by new business wins in the region. We had notable increases in the retail and food & beverage sectors, led by Mediabrands and McCann, in Germany and Spain among our largest markets.

•
In AsiaPac, our organic decrease in Q3 was 1.4%. This comes on top of 7.2% growth a year ago. In our largest regional markets, we had high-single-digit growth in India, while revenue decreased in Australia and China. For the nine months, our organic revenue decrease in the region was 80 basis points.

•
In LatAm, Q3 organic growth was a strong 17.8%, on top of 14.4% growth a year ago. We had increases in all of our largest national markets, including Brazil, Argentina, Colombia and Mexico. Growth was driven by higher spend by existing clients and by new client wins. We had notably strong performances from McCann, R/GA, Huge, Mediabrands, Octagon and FutureBrand. For the nine months, organic growth was 15.4%.

•
In our “Other Markets” group, organic growth continued to be strong in Q3 at 5.6%, driven by new business wins and by performance in Canada, led by Mediabrands and Huge. Organic growth was 6.7% for the nine months.

On slide 6, we chart the longer view of our organic revenue change on a trailing-12-month basis. The most recent data point is 4.9%.
Moving on to slide 7, our operating expenses:

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In the third quarter, total operating expenses increased 2.5% from a year ago, compared with our reported revenue growth of 3.0%. FX reduced our percentage operating margin by 10 basis points in the quarter, compared to last year, but was neutral to marginal for the nine months.

•	Underneath our margin improvement of 50 basis points in Q3, the ratio of salaries & related expenses to revenue was 63.9% this year, compared with 64.4% a year ago.

◦
The improvement was driven by year-on-year operating leverage on two categories: our expenses for incentives and for our category of “other salaries & related expenses.” This was partially offset by increased base payroll and temporary help as a percentage of revenue.

◦
Our total headcount at quarter-end was approximately 50,400, an increase of 3.4% year-on-year. This reflects both organic hiring and acquisitions, in support of our growth in areas such as digital, creative, media and PR.

•	Turning to office and general expenses, on the lower half of the slide:

◦	O&G expense was 25.3% of Q3 revenue, compared with the same level a year ago. We leveraged our expenses for travel, supplies and telecom, as well as for professional fees.

◦	That was offset by increased pass-through expense as a percent of revenue, in our “Other O&G” category.

◦	The net result was operating margin expansion of 50 basis points in the quarter and 40 basis points for the first nine months.
Slide 8 depicts our operating margin history on a trailing-12-month basis. The most recent data point is 11.7%, which is an improvement of 60 basis points from a year ago.
Slide 9 is provided for clarity on our EPS adjustment in the quarter. We had a below-the-line gain of $3.9 million in “Other Income,” primarily due to the sale of a small, non-strategic business outside the U.S. The benefit to our diluted EPS was one cent. As you can see, the impact of the new accounting standard for share-based compensation was de minimis in the quarter. Adjusted diluted EPS was $0.31.
Moving on to slide 10, the current portion of our balance sheet, we ended the quarter with $895 million in cash and short-term marketable securities, which is a comparable level to last year. The comparison to December 31 reflects that our cash level is seasonal and tends to peak at year-end.
Slide 11 is our third-quarter cash flow:

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Cash provided by operations was $520 million, compared with $282 million a year ago. The comparison reflects increased cash generated from working capital this year, $318 million, compared to $155 million a year ago. As we have pointed out previously, working capital can be volatile quarter by quarter.

•	Investing activities used $65 million, mainly for cap-ex.

•	Financing activities used $234 million, chiefly for share repurchases and our common stock dividend, as well as to decrease short-term borrowings.

•	Our net increase in cash and marketable securities for the quarter was $219 million.
On slide 12 we show our debt deleveraging from a peak of $2.33 billion in 2007 to $1.74 billion at the most recent quarter end.
In summary, on slide 13, through nine months we have achieved 4.8% organic growth and 40 basis points of margin expansion, which represents very solid progress toward our objectives for the full year. We are seeing growth in areas where we have focused our investment in both people and acquisitions. Our operators are focused on the appropriate cost disciplines and margin expansion. And our balance sheet is an important area that we can continue to deploy for value going forward.
With that, let me turn it back to Michael.

Mr. Roth:
Thank you, Frank.
Well as you can see, through the first nine months of 2016, we reported solid results, in terms of both organic revenue growth and margin progress.
As I’ve mentioned, contributions to our positive results came from across the portfolio. There was very good balance among our agencies, geographic regions and most all client categories. Behind this strength are two very key strategic decisions that we took some time ago.

The first was to invest in talent and foster a culture that makes us a top choice for talent, in every marketing discipline and capability. Given how important compelling content is for any media, entertainment or communications company in the current environment, having the most outstanding creative, strategic and digital talent has never been more vital for success. And we are well-positioned in this regard.
Another talent priority that’s long been key for us is our commitment to diversity and inclusion as a driver of business performance. An environment that encourages respect and trust is key to a creative business like ours, and a competitive advantage comes with having a variety of perspectives and beliefs when solving our clients’ business challenges. We reinforce this focus through a comprehensive set of award-winning programs, and we ensure accountability by tying executive compensation directly to the ability of our leaders to achieve diversity objectives. While Interpublic has made a great deal of progress, and we take pride in that, as an industry, we still have a ways to go in this journey.
The second major strategic decision is our approach to digital. Unlike some of our competitors, IPG’s digital capabilities have been largely grown organically and are embedded within every one of our agencies. This investment in people with new skill sets, in developing new products and services, and in incubating new technology has allowed us to stay highly relevant in today’s digital world. We want to be the first place clients turn to for help and guidance as they seek to navigate the complexity of the media and marketing landscape.
We know that there are some questions out there about what technology convergence will mean to our industry going forward. We may all be facing new kinds of competitors as marcoms, IT and consulting come together. However, it’s worth noting that, to date, the emergence of technology-enabled marketing has created meaningful opportunity for the agency holding companies. This has definitely been the case for IPG, given our skillset, focused on digital, our media-agnostic view of channel allocation and our longstanding commitment to “open architecture,” where we’ve been an industry leader with this approach to delivering the best, customized talent and solutions that can provide the integration of marketing functions our clients are increasingly asking for.
What is not commonly understood is how much resource IPG already has in place across the group when it comes to data expertise, data analytics and proprietary tools that we can bring to bear in order to create accountable marketing campaigns that drive marketplace results.
Data and analytics is an area we will continue to focus and invest behind, so as to ensure that we can create even more targeted, dynamic and effective work on behalf of our clients.
Moving on to operational results, it’s clear that during the quarter and for the year to date, in addition to solid growth, we have continued to be very disciplined in terms of cost management. We remain focused on converting at the appropriate levels to deliver our margin improvement target for the year. We also remain committed to the kind of robust capital-return programs that we’ve put in place in recent years, which have been driving significant shareholder value creation.
At the agency level, McCann Worldgroup’s performance in the quarter was strong. Their creative product continued to earn high levels of industry recognition, and they are growing well with a number of their major clients. Notable wins came from Reckitt Benckiser and Chick-fil-A, as well as Qualcomm this past October. We’re seeing a high degree of collaboration among McCann advertising, MRM, Momentum and their strong healthcare offerings.
Mediabrands once again made significant contributions to our profitability. UM has been building out its teams to deliver for recent global wins. Leading-edge capabilities like Cadreon and Ansible are also being introduced into a range of new international markets. And we added to the Reprise SEO offering with an attractive acquisition based out of the U.K. that will serve as a regional center of excellence. Mediabrands also recently recruited strong new leaders for the EMEA and AsiaPac regions. Furthermore, in the quarter they retained BMW North America and extended Coca-Cola in the Middle East.
As mentioned last quarter, we have a longstanding record of transparency in our dealings with marketers and media vendors. We are proud of the role we play as wholly objective and media-agnostic advisors to our clients.
At CMG, we saw continued outstanding work out of Weber Shandwick. Some of you will have previously heard us point out that if the full range of Weber’s digital capabilities, from strategy through analytics all the way to content creation, were in a standalone company, it would be one of the largest social media agencies in the world. Octagon and Jack Morton were also strong performers in the quarter.
MullenLowe continued to make headway in terms of integrating the network and promoted new leaders for its New York and London agencies. Both are executives who came to the company though the acquisition of digital agency Profero, which made important contributions to Q3 performance. MullenLowe also benefits from its bundled media offering, Mediahub, which continues to partner closely with Mediabrands, as it did in the recent global win of Western Union.
FCB has been producing visible and successful new advertising work for clients including AB InBev and a number of Chrysler brands, with work for new global client Clorox soon to follow. The agency further bolstered its leadership with a significant creative hire. She will lead the creative group in the flagship Chicago office. FCB/RED, the agency’s shopper marketing unit, is a market leader, as are operations in a number of key emerging markets, including India, Brazil and South Africa.
As you know, we have a range of full-service domestic agencies, including Deutsch, Hill Holliday, The Martin Agency and Carmichael Lynch, which can serve clients independently, or partner with other IPG units in the customized integrated offerings that we refer to as “open architecture.” As mentioned earlier, this is a concept that we’ve been working to refine for some time. It has fueled many of our largest wins in recent years, including recently Harley-Davidson this quarter, and it’s something you’re now hearing more about from a number of our competitors.
An additional highlight in the quarter was the performance of R/GA and Huge. These are among the industry’s best digital networks. The strategic work they do for clients on digital transformation rivals that of any consultancy, and the range of services they provide - from UX and design to strategy, digital storytelling, data visualization and more - is unrivaled in our industry.
Starting from a single agency in New York, both R/GA and Huge are evolving into powerful multi-office networks. In the case of R/GA, they are now in 14 locations on four continents. During the quarter, they posted major wins with Siemens and Mercedes-Benz. Huge has grown to seven U.S. offices and an equal number internationally, working with major clients, including Google, HBO and Under Armour.
Looking forward, as mentioned in my opening remarks, the tone of the business remains solid. The new business pipeline is strong overall, and we are new-business-positive for the year to date. As indicated previously, tailwinds from recent wins will be more prevalent in Q4 than they were in Q3, which we are sharing with you today.

Investments in talent, supplemented by our measured and strategic approach to acquisitions, should ensure that the level of our professional offerings remains highly competitive. And that’s vital for us to capitalize on the level of complexity - and even confusion - that exists in today’s marketing landscape.
Despite the macro uncertainty that’s out there due to political and economic factors at play around the globe, we are highly focused on delivering against our top- and bottom-line targets for the year.
As stated at the outset, in light of the strength of our offerings and our strong organic revenue performance through nine months, we believe it’s appropriate to raise our full-year organic growth target from our previous 3 - 4% to a range of 4 - 5%.
Given the high levels of profit contribution we have historically seen in our growth in the fourth quarter, we also believe that we remain well-positioned to achieve our target of expanding 2016 operating margin by 50 basis points or more.
Combined with the strength of our balance sheet and our proven commitment to capital return, which has been a source of significant value creation, this will allow us to further enhance shareholder value.
As always, we thank you for your support. We’re intent on closing out the year strongly, and we look forward to posting you on our results at our next call. With that, let’s open it up for questions.

QUESTIONS AND ANSWERS

Operator:
. . . . Our first question is from Alexia Quadrani, from J.P. Morgan. Your line is open.
Alexia S. Quadrani, J.P. Morgan:
Thank you. Just digging in a little bit further on the U.S. organic growth in the quarter, Frank, you highlighted a very difficult comp on the healthcare side, and then obviously a little bit less tailwinds, you both said, in terms of new business in the quarter. Given the tailwinds are supposed to pick up in Q4, is there an unusually difficult comp in Q4? How should we think about the underlying growth rate of the U.S.? I push on it because a couple of your peers also highlighted weakness in the U.S. organic growth, and when they reported earlier this week, some cited some election noise. Any more color you can give on the underlying trend of the U.S. market would be great.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you. Let me just say for the nine months our growth was 4.8% in the U.S., which still is a solid performance given where - our forecast for the full year and what the industry is saying in terms of the macro growth of our industry. Yes, you point out correctly that, in the third quarter, we’re a little bit light in the U.S. compared to what we’ve been delivering. We’ve grown organically 15% in the last two years in the U.S., and obviously, as we grow, it gets a little more difficult.
That said, the tailwinds that we referred to, we’ve indicated were light in the third quarter. They’re coming in, in the fourth quarter. I can’t say - again, it’s a function of the fourth quarter, a lot of our revenue comes in, a lot of our operating margin comes in, in the fourth quarter. I’d like to tell you that all of that tailwind comes in at the U.S., and we’re back to levels of organic growth that you’ve seen, but I can’t say that.
We do think there’ll be improvement in the U.S. in the fourth quarter, but - I think the healthcare item that Frank pointed out, we had a tough comp in that healthcare side, and we did have a little bit slowing down in particular in one of our agencies, in terms of healthcare, and that contributed to it, but, again, I’m very comfortable with the performance we have in the U.S. It continues to be a key driver for us going forward.
What I like about our U.S. performance for the year is that it’s across all of our agencies. We see MullenLowe, we see McCann, Mediabrands, CMG, our independent agencies: all of our agencies are strong in the U.S., and I believe we will continue to see improvement in those markets.
Ms. Quadrani:
Then just a follow-up if I can on the very strong growth you saw in Europe in the quarter. The pass-through revenues, you highlighted, helped a bit. Was that purely in the U.K., and was there any pass-through a year ago in the U.K. in the same period that we’re comping? Then, on the Continental Europe, the very impressive growth there, it sounds like it’s just general improvement from what you’ve been doing and some new business wins, or is there something one-time-ish there we should look into?
Mr. Roth:
Let me focus on the U.K. I don’t believe we had - it was a one big event, and we saw that at Jack Morton, but other than that we still had a solid performance in the U.K. of 4.8% growth in the U.K. I think that’s the right number. So we’re still pleased. We continue to have strong offerings across the CMG portfolio, as well as our agencies in the U.K., so we’re pleased. R/GA, in particular, is very strong in the U.K. Management there, and the offerings that we see at R/GA, is particularly strong and growing nicely. As far as Brexit goes, as we said, we haven’t seen any impact on Brexit yet. Obviously, some time down the road, we’ll see some impact, but we haven’t seen it.
Continental Europe is a different story, in that, as you know, it’s 8% of our revenue, at least for the nine months. New wins and client spend in that particular region has a nice effect, which like you’re seeing in this quarter, with the results for Continental Europe. We said, for on a full-year basis, we’ve always said we’d see 1% up or 1% down. It’s encouraging that we’re seeing that kind of improvement.
We saw a good flow-through in terms of new business at McCann, as well as Mediabrands as they on-boarded some new client wins that we had in those markets, particularly in Germany and Spain. So we’re excited to see some improvement in Continental Europe. Again, we are not raising a flag of total victory in Continental Europe. They still have many challenges, but our client mix, if you will, is producing those kinds of results.
Ms. Quadrani:
All right. Thank you very much.
Mr. Roth:
Thank you, Alexia.

Operator:
Thank you. Our next question is from Mr. Ben Swinburne from Morgan Stanley. Your line is open.
Benjamin Swinburne, Morgan Stanley:
Thank you. Good morning. Last quarter, you guys talked about some revenue in the U.S. that had slipped a bit. You had indicated back half. Just wondering if you could revisit that and talk about whether that has continued to be out there, or if that showed up in the third quarter? And any color around timing and sizing?
And then, Frank, I was just wondering if you could help us. On the pass-through impact to margins, would you have gotten some leverage in all other O&G if not for the 90 basis points of pass-through? Just some color on underlying margin trajectory would be great, too.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Let me just quickly, on the pass-through, in terms of margin, the effect in the margin was only 10 basis points this quarter. And for the full year, we expect that to be neutral. It does stand out, and I think what you’re referring to is last year in the fourth quarter, we did have an impact on margin that was higher than that, but we don’t see that in the fourth quarter.
As far as the timing goes, we did see, as we said, the tailwinds were not as robust in the third quarter, and we will see that tailwind coming in, in the fourth quarter, but it’s not all U.S. I wish I could tell you that all of it was U.S., and we’d be back up in terms of the higher numbers for U.S. But, the good news is we do have the tailwinds, they will hit us in the fourth quarter, but I couldn’t tell you that the majority of that in pass-throughs was coming in the U.S. That’s how I responded before to the question.
Mr. Swinburne:
Got it. Then just as a follow-up. Michael, I’m sure you’ve either listened or got wind of the earnings commentary from your competitors this week -
Mr. Roth:
Yes, I did.
Mr. Swinburne:
Seemed to be very focused on the U.S. election, as we all are, I’m sure. Enjoying this process. I’m just wondering, you didn’t bring it up at all-in your prepared remarks. You seem to be quite confident in the tone. Any sense from, even in any, maybe, sector-specific like healthcare, where the election outcome poses incremental challenges to spending? Any thoughts there at all?
Mr. Roth:
We haven’t seen it impact. First of all, from a business perspective, we don’t play in that arena, so it didn’t affect us. It did affect us a bit on the media side because we have to place local media, and, obviously, that was being crowded out by elections, so we had to find new ways of reaching consumers in those markets. We are more efficient; that helps us a bit in terms of consulting with our clients. But we haven’t seen a big political impact.
As far as the tone of the business, particularly in Europe, they’re nervous, but I can’t particularly point to a particular client pullback as a result of it. They’re watching this very carefully, and, frankly, they should be concerned about it. But I think we’ll be okay, and our clients are very sophisticated in terms of where they allocate their dollars and the tone of the business, and we’re right with them focusing on that. But I have not seen as much of a dramatic impact that some of our competitors said on the calls. The U.S. issue that showed up, frankly, so far, in all three of our results indicate that a lot of this is client- and sector-specific, and we’re seeing that. But I continue to believe - 61% of our business is in the U.S., and I like that positioning right now, given the tone of the business.
Mr. Swinburne:
Okay, great. Thanks a lot.

Jerry Leshne, Senior Vice President, Investor Relations
Operator, next question, please.
Operator:
. . . . The next question is from Mr. Peter Stabler, from Wells Fargo Securities. Your line is open.
Peter Stabler, Wells Fargo Securities:
Good morning, thank you. A couple if I could. First one, on the ANA and transparency, Michael, you’ve talked about your position in IPG of not buying digital media as a principal. Wondering, do you think the ANA comments, and some disclosures from one of your competitors around digital buying overseas, do you think it’s resulting in any attitude shift in the market towards transparent digital buying, and whether you guys could be a beneficiary of that? Then I’ve got a quick follow-up. Thank you.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Yes, I’ve said this before, and if I didn’t believe this, we would have changed our strategy. Conversations with our clients and the pitches that we’ve been involved in, although I can’t say specifically it was the reason that we either win business or not, our transparency reputation and the fact that we are media-agnostic makes a difference with our clients. The more you see in the press about questions on that, the more it becomes relevant in our conversations.
Yes, I do believe it enhances our opportunity to expand our media offerings. As I said, rather than us changing to what our competitors are doing, I think we’re going to see a slowing down of that on the other side, because clients deserve the transparency that we give them. And they are entitled to realize and know where their profitability is coming at their expense. I think that’s the right way to approach this environment.
Mr. Stabler:
Great, thank you. Then quickly back to the regions. Latin America, you cited broad strength across a number of countries. You didn’t call out the Olympics, but, wondering, does that suggest that you’re confident that some of this strength could continue? Just some comments on that would be great. Thanks so much.
Mr. Roth:
Yes, that’s a fair question, Peter. We had said before, we didn’t see a big impact on the Olympics. We did have some. Obviously, our marketing services businesses, Octagon and Jack Morton, obviously, had some events in the Olympics, which affected our results, not materially. But no, actually, that’s real growth, which is what - you were kind in your question. We did on-board some new clients in Latin America in terms of LATAM Airlines and Bradesco, and we see some client spend increasing there. So that’s what you’re seeing, the reason for our growth in Brazil. It’s client specific, it’s on-boarding.
And what I like about it, it’s across the regions in Latin America. It’s not all Brazil. We’re seeing strength in the other markets.
We’re seeing our digital offerings do very well in South America. R/GA and Huge are doing very well down there, because the digital environment is ripe for growth. We use those markets for production facilities, given the talent base that we have in Latin America, and the effectiveness that we’ve been able to utilize that talent on a worldwide basis. R/GA, in particular, as well as Huge, use that as a base to service global clients in the connected world, as I’ll quote Bob Greenberg. And we’re seeing that come to fruition using those resources in Latin America.
Mr. Stabler:
Thank you, Michael.

Operator:
Thank you. Our next question is from Mr. Steven Cahall, from Royal Bank of Canada. Your line is open.
Steven Cahall, RBC Capital Markets:
Thank you. First question, I wanted to zero in a bit more on some of the U.S. commentary if possible. It looks like, probably for 2017, you’ll have a slightly easier comp than what you have in 2016, but you also talked about some of the new business being outside of the U.S. So should we, in the medium term, think about an acceleration organically in the U.S. business? Or is it just a bit more of a complex picture than that, and that new business acceleration is more global?
Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, I appreciate your question. Right now, we’re really focused on getting through 2016. We haven’t started our 2017 forecasting models yet in terms of our business reviews.
I think the only way to look at this is that 61% of our business continues to be in the U.S. The tone of the business is solid. If you look at Magna, in terms of their forecast of U.S. advertising, roughly 4% is the growth expectations. If you use that as a guideline, we should be plus or minus that, and we’ll talk to you more about 2017 when we give you our full results for 2016.
Mr. Cahall:
Okay, that’s fair. Then, if we think about the pace of reviews coming up, both for Q4 and what you’re seeing in the RFP pipeline for next year. The question goes back to what you’ve talked about with your media-agnostic strategy, as well as the Facebook video measurement issue. Do you see any of these as catalyzing another round of reviews like we saw in 2015, or would you think that the next 12 months is going to be a little bit less manic than what you saw 12 months prior?
Mr. Roth:
I had said I didn’t think 2016 was going to be as manic as 2015. That was true, except for certain holding companies had particular items in review. Fortunately, that wasn’t us.
I do think that whole spectrum of transparency raises legitimate questions for clients to look at their service providers. We’re doing a very strong and effective communication with our clients in terms of our transparency. Frankly, some of our clients have audits out there in terms of what we’re doing, and, fortunately, we’re coming through those audits pretty well. That’s good.
I think from a tone point of view, clients will continue to look at this. Whether it gives rise to pitches and reviews, I can’t say, but I would expect we’ll see a fair amount of reviews coming into ’17. Not the least of which is, this goes in cycles. We’re heading into a third of a third year of cycles, and clients have three-year contracts, and as an order of business practices, they put in a number of their businesses in review every two or three years. So I expect to see - I’ll call that normal. It’s not normal what it used to be, but it seems to be normal what’s happening in our industry.

Mr. Cahall:
Great. Thanks for the new normal commentary.
Mr. Roth:
[Laughter] Okay. Thank you.

Operator:
Thank you. Our next question is from Mr. Omar Sheikh, from Credit Suisse. Your line is open.
Omar Sheikh, Credit Suisse:
Thanks. Just a couple of questions. First, for Frank, on margins. If you look at the first nine months, it looks like most of the improvement you’ve seen in margin, comes in O&G rather than salaries. I just wondered whether you could give some commentary on whether you see that continuing into Q4? And anything you have to say about next year and the scope of the mix of margin improvement, that would be helpful.
And then, Michael, you called out data analytics as being an area that you’d like to invest behind. I wonder whether maybe you could talk about whether your preference would be for organic or inorganic investment behind that theme? Thanks.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Sure. Look, data analytics is an important part. We, historically, we’ve done strategic acquisitions. We see most of our growth coming organically, for example, in Cadreon. We’ve expanded it internationally. We’ve coordinated their offerings among all resources and agencies within the U.S., and we will continue to do that. So I think the bulk of the growth will come organically. However, we are looking at strategic acquisitions in that space.
We also are looking at a more coordinated basis in terms of our database, if you will, in terms of the DMP. That will be a key focus for us in 2017, to make sure that all the agencies within IPG have a consistent offering and utilizing the unique capabilities we have at Mediabrands.
I see that as an important growth vehicle for us. Clients are looking for it. That’s the area where we’re seeing a lot of competitors trying to have inroads in our clients. So that’s when I talk about investment in data analytics, and we’re going to be stepping up our efforts in those parts. Frankly, if we don’t have it organically, and we don’t have those capabilities internally, we will look to add-ons.
Look, in Mediabrands, we added two very nice agencies this past year, one in the SEO space, and one in the mobile space. Those are growth vehicles for us. Mobile, clearly, is going to be a key driver for business going forward. Our Ansible offering, we’ve consolidated a number of businesses with the new acquisitions to make sure that we have full integrated mobile offering across our various brands. So this is the value of a holding company across all of our networks, and we continue to focus on Mediabrands as a key source of providing those unique competencies utilizing these kind of data.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Omar, on the margin question, we target our agencies to deliver a margin improvement target, and whether we get leverage from both major cost buckets, one major cost bucket, it’s somewhat irrelevant to us. With that said, Michael made a comment early on about the importance of talent, so right now we attribute our growth being tied to the investments we’ve made against talent. We’re constantly looking at that, so to the extent we can squeeze more out of O&G to help support those investments in talent and still meet our margin objectives, that’s a good answer.

But with that said, Michael mentioned 50% of our profit is in the fourth quarter, so I would imagine that our salary line is a contributor of leverage in the fourth quarter, and, as we move into ’17, in ’17, as well.
Mr. Sheikh:
That’s very clear, Frank, thank you.
Mr. Mergenthaler:
You’re welcome.
Mr. Roth:
Thank you, Omar.

Operator:
Thank you. Our next question is from Mr. Brian Wieser, from Pivotal Research. Your line is open.
Brian Wieser, Pivotal Research Group:
Great, thanks for taking the questions. On the use of dispositions of some McCann Worldgroup entities in the Nordic markets over the past quarter - and separately we know that Publicis has altered how it’s managing markets below the top 20 - I was wondering, at a macro industry level, and maybe for IPG, specifically, as well, if you think that it’s less necessary now than it was, say, 20 and 40 years ago, to have these massive extensive global networks that have dominated the largest creative agency groups?
Separately, I was wondering if you could also talk about the current ebbs and flows of centralization versus decentralization in some of the agency groups. For example, it seems like there’s a lot of deepening of investment in Cadreon, versus putting maybe more investment in some of the individual media agency brands, not that there’s not investment going there as well. But just curious to hear your thoughts on how much should live with the agency brand versus more centralized entities.
Michael Roth, Chairman of the Board and Chief Executive Officer:
You’ve got an hour and a half, Brian? [Laughter] Let me start. Ten years ago, we started open architecture. It was our belief that clients, in a client-centric environment, that we should be focusing on the needs of the clients, not our particular silos. And when we looked at open architecture, the issue is, do we, in essence, mold all of our agencies together and say, by the way, here is our best people, and irrespective of the silos? Obviously, there are conflict issues, there are cultural issues, there are different go-to-market strategies, and frankly, that serves us well in a marketplace.
We don’t believe that we need to restructure our entire Company to make open architecture work. We’ve been doing open architecture for 10 years, and some of our most profitable and growing clients utilize an open-architecture model. The reason it works is because we’ve made it part of the DNA of our organization. People within the “silos” know that if they don’t have the capabilities within their agencies, they could raise their hand, and we can bring in an expertise that will work closely with them on a collaborative basis and meet the needs of our clients. You don’t need to restructure your entire company to do that.
The reason we’re comfortable with that is, we hold our agencies responsible for collaborative work, so when we do compensation and incentive compensation, we look at the degree of open architecture and collaboration. On many of the engagements, there are multiple agents serving one client, and they don’t have to worry about whose silo it belongs in because, frankly, we do that. We work closely with the agencies, and we determine what’s the proper allocation. Clients shouldn’t be involved in it.
We think that’s a better way of doing this, because when you have one single-purpose agency doing this - we have a number of those, but most of the time, when you have a single-purpose agency, it’s harder to recruit talent, it’s harder to keep talent, it’s harder to get a sustainability of the quality of the people within those agencies.
Open architecture is serving us very well. We get the highest grades of our reviews when we have open-architecture models, because the clients realize that we’re putting them first.
And, by the way, our definition of open architecture includes third-party providers. So if our clients come to us and say, we’d like you to work with XYZ, in addition to your resources, sometimes we work better with third-parties, unfortunately, than our own, but that’s part of the model.
If you collaborated everyone and put them all into one silo, you will never get that. So the notion of providing all the resources IPG has to a client is the correct one, which is why we started it 10 years ago. But I don’t believe you have to restructure the Company to do that. You lose a lot of the culture, you lose a lot of the accountability, and you lose the focus that our core agencies have within those particular agencies. On -
Mr. Wieser:
The bigger question I was getting at was, outside of the top, the largest, markets, does - that was the restructuring aspect of what Publicis has been doing, I was curious about. I’m wondering if we’re seeing something similar with some of the dispositions of McCann. In other words, do you need to have expansive 60 country markets in this world, going forward?
Mr. Roth:
Of course not. The first year we came in, we got rid of 50 agencies all over the world. I’ve said this. We got rid of Uzbekistan. We didn’t need agencies in those markets, and because the world doesn’t operate that way anymore. So, yes, we constantly are looking at that, and, sure, the dispositions that we’ve made are consistent with getting rid of non-producing agencies that are costing us money and aren’t adding any value. So that’s what we’ve been doing.
On the question of Cadreon and Mediabrands and whether we’re decentralizing, it doesn’t make sense to invest all of that money in one particular offering and not have it available for all the other agencies. When I first came to this business, I used to walk around, travel to our different agencies. And they would all wheel out what they believed is best-in-class offerings, in particular on the media side. We were spending a lot of money in a lot of things that we didn’t have to duplicate, if everyone were able to raise their hand and work closely with the competencies in, for example, Mediabrands, whether it be UM, Initiative or Mediabrands as the holding company of media. I think that’s the right way to do it, and we’ve done a terrific job on that.
For example, if you look at MullenLowe and Mediabrands, and Mediahub at MullenLowe working with Mediabrands on the Western Union pitch, that was a great example of competencies within an agency, as well as tapping into particular resources we have in Mediabrands. The same thing at Harley-Davidson. The same thing in all of our open-architecture wins. So that is the most efficient way to use our expertise and the most efficient way to meet the needs of our clients. And more and more of our agencies are realizing that, if they can do it that way, they get a better offering, and it’s much more efficient, and clients realize that they’re looking out for their behalf instead of their own silo.
Mr. Wieser:
Great. Thank you very much.

Mr. Roth:
You’re welcome. Other than that, I don’t feel strongly about it, though. [Laughter]

Operator:
Thank you. Our next question is from Mr. Barry Lucas, from Gabelli & Company. Your line is open.
Barry Lucas, Gabelli & Company:
Thanks, and good morning. Frank, I don’t want to beat this margin question to death, but your comment that you expect leverage in the fourth quarter coming out of the salary line, so my suspicion, strong suspicion, is, given the delay in on-boarding some of the new business, and the likelihood that you’ve had people in place to serve those accounts ahead of the business coming in, now the revenue has come in, and that would be one of those contributing factors to improvement in that area?
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Yes, Barry, we look very closely at sequential progression of our salary line, whether that be in headcount, whether that be in other components. If you look from first quarter to second quarter to third quarter, it’s clear our operators are managing that quite efficiently. As you point out, the fourth quarter is our largest revenue and profit quarter. So do we expect, as that revenue starts to ramp up, that we’re hiring massive heads? We don’t. So we should get appropriate leverage through the salary line in the fourth quarter. Again, we take a lot of comfort in our operators’ ability to manage sequential headcount progression, and they’ve been doing a very good job.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Let me add one other point to that, Barry. New clients tend to have less margin than more mature clients, and that’s a fact in our business. So, I’m tempering a little bit the expectation, frankly, that as we on-board all this new business that we have, it’s coming in at very high margins, and the margin number of expectation should be a lot higher than, frankly, as this business matures as we go through it.
That said, we do have some revenue coming in in the fourth quarter that we have already incurred a significant amount of expenses. Obviously, that revenue comes with a higher margin. So, this is not an exact science. The timing of how we get our revenue and how our expense is, is fluid, because we have to manage to make sure we have the right people on-boarding new business, as Frank said, but we also have to realize that expectations of new clients takes a period of time for it to mature. It just doesn’t happen overnight.
Which is why, even when we started the year, everyone said, well, why are you being so conservative in terms of your organic growth and margin? And the answer to that is, staffing and on-boarding new clients and macroeconomics all coming into play at one time is a tricky thing to model. That’s why we like to look at this on a full-year basis as opposed to quarter-to-quarter. So we manage it as best we can, but, if 50% of our margin comes in in the fourth quarter, we can’t, with a high degree of accuracy, tell exactly where that’s going to come.

Mr. Lucas:
Great. Thanks for that color, Michael.
Mr. Roth:
Thanks, Barry.

Operator:
Thank you. Our final question is from Mr. Dan Salmon, from BMO Capital Markets. Your line is open.
Daniel Salmon, BMO Capital Markets:
Hi, guys, good morning. Michael, in your prepared remarks on the individual units, for FCB, you highlighted their shopper marketing division, in particular, for strength. My question was on shopper marketing more broadly across IPG, as it’s an area that one of your peers has cited as a bit of a challenging one recently. It sounds like it’s been more of a positive story for you. Could you remind us the size of that discipline across all of IPG, your short- and near-term views on it, and, in particular, the difference between how it performs domestically and emerging markets, and maybe how it’s evolving towards digital?
And then one other high-level question. You also commented on the continued convergence with the consultants and systems integrators. Anything that you’re seeing that’s changing there? In particular, seeing some of those competitors maybe starting to look at creative or media as opposed to strategy and technology work? That would be great. Thanks.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Those are two great questions. Shopper marketing, it’s important to FCB to have a great competency in it. I would say it’s not big overall - I wouldn’t say it’s a major part of our business at IPG as a whole. That said, there are opportunities for those of our agencies that offer it on a very effective basis, and we will continue to invest behind it when we see opportunities. But I wouldn’t call it out as one of the major growth vehicles around the world, but it is very important to FCB, and they do a great job at it. In fact, that’s one of the agencies we pull out when we have RFPs that call for shopper marketing expertise, because they do it so well.
The more broader questions on the convergence is really how we have to look at the transformation of our industry. I do believe we are seeing new competitors entering our business, and they are bringing with them CRM expertise. They’re basically system integrators, and because they are already in our clients, they view it as an opportunity to bring in CRM expertise, as well as creative.
Which is another reason why, when we compete against those, the fact that we have standalone agencies with strong creative talent, it’s very hard for these other parties to compete against what a McCann or an FCB or a MullenLowe, or our independent agencies. The firepower we can bring in on creative work, there’s no way that these new competitors can compete with that.
And the results show that. Even though these outliers who are coming into our business are trying to get there, if you look across all of the holding companies, we’ve been pretty successful when it comes to those integrated offerings that we provide versus what they’re providing.
That said, we have to watch it very carefully, and, clearly, they are going to be coming at it pretty strongly, so we have to be well-suited. I believe the open-architecture integrated offering is a very compelling argument against them trying to get into our business.
Mr. Salmon:
Okay, thanks.
Mr. Roth:
Thank you.

Jerry Leshne, Senior Vice President, Investor Relations
Operator, thank you. We’ll conclude the call now.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you all very much for participating. I look forward to giving you the results for the full year.
Operator:
Thank you. This concludes today’s conference. You may disconnect at this time.

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Cautionary Statement
This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	potential effects of a challenging economy, for example on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;

•	our ability to attract new clients and retain existing clients;

•	our ability to retain and attract key employees;

•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;

•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;

•
risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.
Investors should carefully consider these factors and the additional risk factors outlined in more detail in our most recent Annual Report on Form 10-K under Item 1A, Risk Factors.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)

	Three Months Ended September 30, 2016
	As Reported	Gain on Sale of Business	Adoption of ASU 2016-09	Adjusted Results
Income Before Income Taxes	$196.3	$3.9		$192.4
Provision for Income Taxes	63.8		$0.3	64.1
Effective Tax Rate	32.5%			33.3%
Equity in Net Income of Unconsolidated Affiliates	0.2			0.2
Net Income Attributable to Noncontrolling Interests	(4.1)			(4.1)
Net Income Available to IPG Common Stockholders	$128.6	$3.9	$0.3	$124.4

Weighted-Average Number of Common Shares Outstanding - Basic	397.7			397.7
Add: Effect of Dilutive Securities
Restricted Stock, Stock Options and Other Equity Awards	10.2		1.6	8.6
Weighted-Average Number of Common Shares Outstanding - Diluted	407.9		1.6	406.3

Earnings Per Share Available to IPG Common Stockholders:
Basic	$0.32	$0.01	$0.00	$0.31
Diluted	$0.32	$0.01	$0.00	$0.31

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)

	Nine Months Ended September 30, 2016
	As Reported	Net Losses on Sales of Businesses	Valuation Allowance Reversals	Adoption of ASU 2016-09	Settlement of Certain Tax Positions	Adjusted Results
Income Before Income Taxes	$389.1	$(16.1)				$405.2
Provision for Income Taxes	91.9	0.4	$12.2	$10.5	$23.4	138.4
Effective Tax Rate	23.6%					34.2%
Equity in Net Loss of Unconsolidated Affiliates	(1.6)					(1.6)
Net Income Attributable to Noncontrolling Interests	(4.7)					(4.7)
Net Income Available to IPG Common Stockholders	$290.9	$(15.7)	$12.2	$10.5	$23.4	$260.5

Weighted-Average Number of Common Shares Outstanding - Basic	399.5					399.5
Add: Effect of Dilutive Securities
Restricted Stock, Stock Options and Other Equity Awards	9.3			1.6		7.7
Weighted-Average Number of Common Shares Outstanding - Diluted	408.8			1.6		407.2

Earnings Per Share Available to IPG Common Stockholders:
Basic	$0.73	$(0.04)	$0.03	$0.03	$0.06	$0.65
Diluted	$0.71	$(0.04)	$0.03	$0.03	$0.06	$0.64

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)

	Three Months Ended September 30, 2015
	As Reported	Loss on Sales of Businesses[1]	Ex - Loss on Sales of Businesses
Income Before Income Taxes	$139.0	$(38.0)	$177.0
Provision for Income Taxes	61.1	2.7	63.8
Effective Tax Rate	44.0%		36.0%
Equity in Net Income of Unconsolidated Affiliates	0.1		0.1
Net Income Attributable to Noncontrolling Interests	(3.1)		(3.1)
Net Income Available to IPG Common Stockholders	$74.9	$(35.3)	$110.2

Weighted-Average Number of Common Shares Outstanding - Basic	407.6		407.6
Add: Effect of Dilutive Securities
Restricted Stock, Stock Options and Other Equity Awards	7.9		7.9
Weighted-Average Number of Common Shares Outstanding - Diluted	415.5		415.5

Earnings Per Share Available to IPG Common Stockholders:
Basic	$0.18	$(0.09)	$0.27
Diluted	$0.18	$(0.09)	$0.27

1 Includes losses on completed dispositions of businesses and the classification of certain assets as held for sale.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)

	Nine Months Ended September 30, 2015
	As Reported	Loss on Sales of Businesses[1]	Ex - Loss on Sales of Businesses
Income Before Income Taxes	$334.4	$(38.0)	$372.4
Provision for Income Taxes	137.4	2.7	140.1
Effective Tax Rate	41.1%		37.6%
Equity in Net Income of Unconsolidated Affiliates	0.6		0.6
Net Income Attributable to Noncontrolling Interests	(3.3)		(3.3)
Net Income Available to IPG Common Stockholders	$194.3	$(35.3)	$229.6

Weighted-Average Number of Common Shares Outstanding - Basic	409.7		409.7
Add: Effect of Dilutive Securities
Restricted Stock, Stock Options and Other Equity Awards	7.3		7.3
Weighted-Average Number of Common Shares Outstanding - Diluted	417.0		417.0

Earnings Per Share Available to IPG Common Stockholders:
Basic	$0.47	$(0.09)	$0.56
Diluted	$0.47	$(0.08)	$0.55

1 Includes losses on completed dispositions of businesses and the classification of certain assets as held for sale.